HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Operations
              For the Years Ended September 30, 1999, 1998 and 1997



                                            Year Ended September 30,
                                       1999             1998            1997
Operating Income:
   Interest Income                $  72,714       $  81,008       $  115,571
   Other Income                      31,905           1,372              814
      Total Operating Income        104,619       $  82,380       $  116,385

Operating Expenses:
   Interest Expense               $       0       $       0       $   41,517
   Legal and Audit Fees               8,519           2,556           13,905
   Management Fees (Note 3)          39,000          39,000           35,750
   Repairs and Maintenance            9,015          12,244           13,799
   Other Operating Expenses          12,798          11,940            7,860
      Total Operating Expenses    $  69,332       $  65,740       $  112,831

Income From Operations            $  35,287       $  16,640       $    3,554

Other Income (Expenses):
   Gain on Repossessions          $       0       $       0       $      629
   Loss on Sale of Real Estate            0               0           (8,568)
   Total Other Income (Expenses)  $       0       $       0       $   (7,939)

Income (Loss) Before Income Taxes $  35,287       $  16,640       $   (4,385)
   Provision for Income Taxes
   (Note 13)                              0               0                0
      Net Income (Loss)           $  35,287       $  16,640       $   (4,385)

Earnings (Loss) Per Common Share
   (Note 8)                       $     .00       $     .00       $     (.00)


Notes to Financial Statements are an integral part of these statements.